Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Supply Agreement

This Supply Agreement (the “Agreement”) is entered into as of the Commencement Date by and between Gevo, Inc. (“Gevo”) and HCS Holding GmbH (“HCS Holding”). Seller (defined below) agrees to sell and deliver the Product(s) (defined below) in accordance with the Terms and Special Provisions hereof to the Buyer (defined below), and the Buyer agrees to buy and accept the Product(s) in accordance with this Agreement, the Terms and Special Provisions hereof, and the Terms and Conditions, which are attached as Exhibit A to this Agreement and incorporated by reference.

Specific Terms for Sale of Products

1. Seller:	Gevo, Inc. and/or its affiliate, Agri-Energy LLC

2. Buyer:	HCS Holding GmbH and/or its affiliates

3. Commencement Date:	May 15, 2017

4. Products:	a. Renewable Isooctane (i.e., >95% isooctane content) produced from bio-based isobutanol. b. High-Octane Paraffinic Hydrocarbons (i.e., >80% isooctane content) produced from bio-based isobutanol.

5. Specifications:

a.      The Product Specifications for Renewable Isooctane is attached as Exhibit B to this Agreement.

b.      The Product Specifications for High-Octane Paraffinic Hydrocarbons is attached as Exhibit C to  this Agreement.

6. Term:

The term will have two phases — a Demo Phase and a Commercial Offtake Phase.

Demo Phase: The first phase of the Term (the “Demo Phase”) will commence as of the Commencement Date and, unless terminated sooner, will expire at the earlier of (i) Commercial Operational Date (defined below) or (ii) the shutdown of operations at the Demo Facility (defined below). In any case, the Demo Phase will expire on the fifth anniversary of the Supply Agreement Date.

Commercial Offtake Phase: The second phase of the Term (“Commercial Offtake Phase”) will commence as of the first date on which Seller has shipped Product from the Commercial Offtake Facility (defined below) to Buyer pursuant to the terms and conditions of this Agreement (the “Commercial Operational Date”) and, unless terminated sooner, will expire on the fifth anniversary of the Commercial Operational Date.

For purposes of this Agreement, the word “Term” refers to the term of this Agreement, consists of both the Demo Phase and the Commercial Offtake Phase, and commences on the Commencement Date and, unless terminated sooner, will expire on the fifth anniversary of the Commercial Operational Date.

The Commercial Offtake Phase shall not come into effect, including any off-take

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Supply Agreement	Page 1
Buyer: HCS Holding GmbH

obligations resulting thereof, should the Commercial Operational Date not be reached before the fourth anniversary of the Supply Agreement Date. In this case, the term of the Supply Agreement shall terminate on the fifth anniversary of the Supply Agreement Date.

7. Facility:

Demo Phase: The Seller biorefinery at South Hampton Resources’ facility located at 7752 W F-M 418, Silsbee, Texas 77656 (the “Demo Facility”).

Commercial Offtake Phase: The hydrocarbon plant anticipated to be co-located with the Agri-Energy LLC isobutanol plant located at 502 S Walnut Ave, Luverne, Minnesota 56156 (the “Commercial Offtake Facility”).

For purposes of this Agreement, the word “Facility” refers to (i) the Demo Facility during the Demo Phase of the Term and (ii) the Commercial Offtake Facility during the Commercial Offtake Phase of the Term.

8. Volume:

Demo Phase: Up to one-hundred (100) metric tons (~38,000 U.S. gallons) of Renewable Isooctane or High-Octane Paraffinic Hydrocarbons per year from the Demo Facility.

Commercial Offtake Phase: Eight-hundred (800) metric tons (~304,000 U.S. gallons) of Renewable Isooctane per year from the Commercial Offtake Facility. Additionally, Buyer has the option to purchase an additional three-hundred (300) metric tons (~114,000 U.S. gallons) of Renewable Isooctane per year from the Commercial Offtake Facility.

9. Purchase Price(s):

Demo Phase:

Renewable Isooctane: $[**] per U.S. gallon

High-Octane Paraffinic Hydrocarbons: $[**] per U.S. gallon

Commercial Offtake Phase: The price per U.S. gallon of Renewable Isooctane for any given month during the Commercial Offtake Phase shall be [**].

10. Terms of Payment	Unless otherwise agreed to in writing, Buyer shall pay via wire transfer all amounts as invoiced without discount, deduction, withholding, set-off, offsets or counterclaim of any kind in United States dollars on the twentieth calendar day of the month following date of delivery (the “Terms of Payment”). Seller shall have the right to assess finance charges against all past due amounts and all accrued but unpaid late payment charges, at the LIBOR rate as reported in The Wall Street Journal plus two percentage (2%) points, but not to exceed the maximum charges permitted by law. Buyer shall pay all of Seller’s costs (including attorneys’ fees and court costs) of collecting past due payments. When payment due date falls on a Saturday or on a weekday, other than Monday, which is not a banking day in New York, then any such payment shall be made on the nearest preceding New York banking day. When the payment due date falls on a Sunday or a Monday which is not a banking day in New York, all be made on the next following banking day.

11. Delivery, Title, and Risk of Loss Terms:	[**]

12. Marketing:	Buyer has permission to market and distribute the Products globally on a non-exclusive basis.

13. Other Products:	In addition to the Products, it is the intent of the Parties to establish a separate Off-Take Agreement for Bio-Based Jet Fuel or other products, such as bio-based isobutanol produced at the Demo Facility and the Commercial Offtake Facility.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Supply Agreement	Page 2
Buyer: HCS Holding GmbH

14. Press Release:	The Parties shall publically disclose, via mutually agreed upon press releases, aspects of the developing commercial plan for Buyer to serve as a major and substantial off-taker of Renewable Isooctane from the Demo Facility and a vital off-taker from the Commercial Offtake Facility. Each Party agrees to evaluate options to make the partnership most impactful and provide maximum credibility for Seller’s technology. There shall be no publication about the commercial relationship without the other party’s prior consent.

15. Support of Financing Efforts:	Buyer agrees to provide support to Seller’s financing efforts in any reasonable way possible, including attending meetings with prospective investors or lenders.

16. Confidentiality:	Except as set forth below, during the Term and for the 12-month period following the termination or expiration of the Term, all documents and information provided by any Party (or any affiliate or representative of a Party) to the other Party (or any affiliate or representative of the other Party) will be kept strictly confidential and will not be used by the receiving Party (or any affiliate or representative of a receiving Party) for any purpose other than the transactions contemplated by this Agreement, except to the extent such documents and information (a) were already known to the recipient of the receiving Party, other than as a result of disclosure known by the receiving Party to have been improper, (b) hereafter becomes available to the receiving Party, other than as a result of disclosure known by the receiving Party to have been improper, (c) must be disclosed to, or filed with, any governmental agency or authority pursuant to applicable law or legal process. The terms and existence of this Agreement are hereby deemed to be documents and information provided by Seller, subject to disclosure at any time by either party after consultation with the other party unless otherwise required by law or regulation.

17. Notices:	Notices to Buyer: HCS Holding GmbH Gateway Gardens Edmund-Rumpler Str 3 D-60549 Frankfurt Attention: Henrik Krüpper Phone: +49 (69) 695386-111 Fax: +49 (69) 695386-286	Notices to Seller: Gevo, Inc. 345 Inverness Drive South Building C, Suite 310 Englewood, Colorado 80112 Attention: General Counsel Phone: (720) 267-8615 Fax: (303) 858-8431

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Supply Agreement	Page 3
Buyer: HCS Holding GmbH

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers have executed this Agreement effective as of the Commencement Date.

HCS Holding: HCS Holding GmbH		Gevo: Gevo, Inc.

/s/ Dr. Uwe Nickel		/s/ Patrick R. Gruber
Name:	Dr. Uwe Nickel	Name:	Patrick R. Gruber
Title:	Chief Executive Officer	Title:	Chief Executive Officer

/s/ Henrik Krüpper
Name:	Henrik Krüpper
Title:	Chief Commercial Officer

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Supply Agreement	Page 4
Buyer: HCS Holding GmbH

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

Any terms and conditions included by the Parties in the Agreement to which these Conditions are attached shall prevail over these conditions.

1 INTERPRETATION

1.1 In these Conditions (except where the context otherwise requires):

If applicable “Buyer”, “Facility”, “Seller”, “Specification,” “Term”, and “Terms of Payment” shall have the meanings given to them in the Agreement.

“Agreement” means the agreement between Buyer and Seller for the purchase by Buyer of Materials in accordance with these Conditions;

“Buyer Affiliate” means each and any subsidiary or holding company of Buyer and each and any subsidiary of a holding company of Buyer;

“Carrier” has the meaning set forth in clause 28 of these Conditions;

“Claims” has the meaning set forth in clause 13.1 of these Conditions;

“Commencement Date” means the date as set out in the Agreement or (if none) as may be agreed between the parties in writing;

“Conditions” means these terms and conditions of purchase;

“Delivery Point” means the point at which the Materials pass the flange or spout between Seller’s delivery line at the Facility and Buyer’s receiving connection or equipment, whether truck, tank car, or other receiving equipment;

“Information” means any technical or commercial Information, including but not limited to pricing information relating to Material and information relating to the business activities of a party;

“Insolvent” means where a receiver, administrative receiver or administrator or any similar officer of any description is appointed over any assets or business or a liquidator is appointed (other than as a bona fide and solvent amalgamation or reconstruction) or either party becomes bankrupt or makes any form of composition with its creditors or proposes any of the above or the other party apprehends that any of the above is about to occur in relation to the other party or any similar or equivalent event occurs in relation to the other party (including in any jurisdiction to which it is subject);

“Intellectual Property Rights” means all patents, trademarks, logos, copyright, moral rights, rights to prevent passingoff, rights in design and all other intellectual and industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them and, in each and every case, all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Losses” means direct losses, claims, damages, liabilities, fines, interest, penalties, costs, charges, and expenses.

“Materials” means the products set out in the Agreement;

“Purchase Order” means a standard purchase order form used by Buyer to order Materials from Seller in accordance with the terms and conditions of the Agreement;

“Quarter” means a calendar quarter of 3 months commencing 1 January, 1 April, 1 July or 1 October and any shorter period commencing on a day following the end of a Quarter and ending on the termination or expiry of the Agreement as appropriate, or commencing on the Commencement Date and ending on the day prior to the start of the next calendar quarter, and “Quarterly” has a corresponding meaning;

“Taxes” has the meaning set forth in clause 10.2 of these Conditions;

“Working Day” means a day not being a Saturday, Sunday or Public Holiday when banks are open for conduct of normal banking business in New York.

1.2 Headings are included for convenience only and shall not affect the interpretation or construction of these Conditions.

1.3 In these Conditions, unless the context requires otherwise, the following rules shall apply:

1.3.1 any reference to a “party” or “the parties” is to a party or the parties (as the case may be) to these Conditions;

1.3.2 a Recital, Clause, or Appendix is to a recital of, clause of or appendix to these Conditions (as the case may be) and references made to Parts or Paragraphs are to parts and paragraphs of these Conditions;

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 1
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

1.3.3 any reference to “this Agreement” includes any Appendices, which form part of the Conditions for all purposes;

1.3.4 any reference to a statute or statutory provision is a reference to such statute or statutory provision as amended, extended, consolidated, re-enacted or replaced from time to time and any reference to a statute or statutory provision includes any and all subordinate legislation in force under any of the same from time to time;

1.3.5 the masculine, feminine or neuter gender respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations; and

1.3.6 any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative only and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2 BASIS OF THE AGREEMENT

2.1 These Conditions constitute the general terms and conditions governing the transactions contemplated in the Agreement for the sale of the Materials to which these general terms and conditions are attached as Exhibit A. Any conflicting general term or condition on the part of Buyer or Seller shall be deemed superseded and replaced by these Conditions and the Agreement as a condition of sale. Any additional or subsequent term or condition of Buyer or Seller shall not be binding on Seller or Buyer, respectively, and all such conditions are hereby expressly rejected, unless specifically agreed to in writing signed by an officer of the respective party.

2.2 Each party acknowledges that it has not relied on and shall have no remedy in respect of any statement, promise, representation, assurance, warranty or understanding made or given by or on behalf of the other party (whether innocently or negligently) which is not expressly set out in the Agreement. Neither party shall have any claim for innocent or negligent misrepresentation based upon any statement, representation, assurance or warranty in the Agreement.

3 DURATION AND TERMINATION

3.1 Except as otherwise expressly provided in the Agreement or unless terminated in accordance with the Agreement, the date of the Agreement shall become effective as of the Commencement Date and shall continue for the Term.

3.2 Either party may terminate the Agreement without liability to the other party immediately by notice in writing if the other party has become Insolvent.

3.3 If either party commits a material breach of the Agreement and fails to remedy that breach within 30 days of having received from the non-defaulting party a written notice specifying the breach and requiring it to be remedied, then the non-defaulting party shall be entitled to terminate the Agreement immediately by giving written notice to the other party.

3.4 The accrued rights, remedies, obligations and/or liabilities of the parties as of the date of termination or expiry shall not be affected, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

3.5 Clauses which expressly or by implication survive termination or expiry of the Agreement shall continue in full force and effect notwithstanding such termination or expiry.

4 SUPPLY

Seller shall supply Materials in accordance with the Agreement that conform in all respects to the quantity, quality, Description and Specification specified in the Agreement at the place and by the method set out in the Agreement or as may be otherwise agreed in writing by Buyer.

5 DELIVERY OF MATERIALS

5.1 Seller shall deliver the Materials in accordance with the terms of delivery as reasonably specified by Buyer in a Purchase Order.

5.2 Seller shall ensure the Materials are marked in accordance with Buyer’s reasonable instructions and any applicable regulations and requirements of the carrier and properly packed, packaged, prepared and secured in accordance with good commercial practise and in such a manner so as to reach their destination in good condition.

5.3 Seller shall ensure that each delivery of Materials is accompanied by a prominently displayed delivery note which shows the date of the Purchase Order, the Purchase Order number (if any), the type and quantity of the Materials (including the code number of the Materials (where applicable)), the number of packages and contents, special storage instructions (if any) and if the Materials are being delivered by instalments the outstanding balance of Materials remaining to be delivered.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 2
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

5.4 Delivery of the Materials shall be completed when unloading of the Materials in accordance with the Purchase Order and all instructions and requirements set out in the Purchase Order and this clause 5 have been completed at the Delivery Point.

6 PROPERTY AND RISK

6.1 The Materials shall be and remain at the risk of Seller until delivery to Buyer has been completed in accordance with clause 5 and ownership and risk in the Materials shall pass to Buyer on completion of delivery in accordance with clause 5.

6.2 Seller warrants that it has full, clear and unencumbered ownership of the Materials and that on delivery Seller shall have full and unrestricted rights to sell and transfer all such Materials and shall transfer full, clear and unencumbered ownership of the Materials to Buyer. Seller shall indemnify Buyer against all third party claims arising out of Seller’s ownership and/or delivery to Buyer of the Materials.

7 INTENTIONALLY OMITTED

8 MATERIALS

8.1 Seller shall supply Buyer in good time with all instructions and other information reasonably required to enable Buyer to accept delivery of the Materials.

8.2 Seller shall not deliver the Materials in instalments without Buyer’s prior written consent. Where it is agreed that the Materials are delivered by instalments each instalment may be invoiced and paid for separately and the Agreement shall be construed as a single contract in respect of each instalment.

8.3 Seller shall:

8.3.1 co-operate with Buyer in all matters relating to the Agreement and comply with all reasonable instructions of Buyer and shall ensure at all times that Seller has and maintains all the registrations, licences, permissions, authorisations, consents and permits that it needs to carry out its obligations under the Agreement;

8.3.2 use a sufficient number of appropriately qualified and trained personnel to ensure that Seller’s obligations are fulfilled in accordance with the Agreement and shall provide all equipment, tools, vehicles and such other items as are required to provide the Materials; and

8.3.3 at all times comply with all applicable laws and regulations in the performance of the Agreement and shall observe all health and safety rules and regulations and any other regulatory and security requirements that apply at any of Buyer premises.

9 [**]

10 PRICE AND PAYMENT

10.1 The price for the Materials shall be fixed and shall be the price set out in the Agreement. The purchase price is exclusive of all Taxes and is subject to the provisions of clause 10.2. No variation of the price and no extra costs and/or charges in relation to the Materials shall be effective unless agreed by both parties in writing.

10.2 All taxes, duties, fees, dues or other charges (collectively “Taxes”) now in effect or hereafter imposed or assessed by any federal, state, county or local government or agency with respect to or measured by Materials or the manufacture, transportation, storage, delivery, sale, receipt, exchange, inspection or use of Materials will be for Buyer’s account. Upon receipt of invoice, Buyer shall reimburse Seller for any such Taxes required to be collected or paid. If Buyer is exempt from any Taxes, Buyer must provide Seller with proper exemption certificate(s) prior to lifting any Materials. Failure to do so shall subject Buyer to payment of any such Taxes, together with any applicable interest or penalties, and any consequential costs or fees imposed upon Seller as a result of such failure. From time to time, Buyer may elect to defer Taxes, with Seller’s consent, as defined in applicable state and federal regulations.

10.3 Unless otherwise specified on the Agreement, no invoice shall be issued in respect of the Materials earlier than the date of completion of their delivery. Each invoice shall include such supporting information as Buyer may reasonably request to verify the accuracy of the invoice including the relevant Agreement number.

10.4 Provided that invoices are valid and correct in all material respects and providing the Agreement number is clearly shown on the invoice, Buyer shall pay correct invoices in accordance with the Terms of Payment set out in the Agreement but time for payment shall not be of the essence of the Agreement. Buyer reserves the right to reject the invoice and not pay the invoice until Seller presents an invoice clearly showing the correct Agreement number and such other information as Buyer may reasonably request from time to time.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 3
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

11 NO CHANGES IN PROCESS

Without prejudice to any of the other provisions, Seller warrants that it shall not change its feedstock, without giving Buyer reasonable notice in writing of any such change such that Buyer can give a written response to any such change. Buyer’s response, if any, shall in no way constitute an endorsement of such change in feedstock, which shall be at Seller’s own risk. Seller shall indemnify Buyer against all Losses arising out of any failure to give such notice.

12 WARRANTIES

12.1 Seller warrants and shall ensure that:

12.1.1 upon delivery, all Materials conform to the Specifications for such Materials specified in the Agreement;

12.1.2 all Materials shall be supplied with all necessary documentation including any necessary guidelines or policies and shall be free from any contamination, unauthorised ingredient or other substance and/or any manufacturing error which renders the Materials unsuitable to be used for the purpose(s) for which the Materials were designed and/or purchased;

12.2 The warranties in clause 12.1 of these Conditions do not extend to any device, product, or system into which any Material is incorporated. The warranties and remedies are conditional upon proper storage, installation, use and maintenance with care and good workmanship and/or in accordance with Seller’s instructions. The warranties and remedies are not applicable to any Material not used in accordance with the currently published safety standards of the location where the Material is used. The warranties and remedies are also not applicable to, and do not cover any damage, defect, inoperability, or incorrect performance resulting from or caused by:

12.2.1. any Material that has been subjected to abuse, misuse, accident, shipping or other physical damage, improper use, abnormal operation or handling, neglect, inundation, fire, water or other liquid intrusion, negligence, or exposure to adverse environment;

12.2.2 any Material that has been damaged due to alteration or modification by anyone not authorized by Seller;

12.2.3 any Material which defect or problem is caused by its misuse; and

12.2.4 any Material which has been tampered with.

12.3 Buyer is relying on Seller’s expertise and quality assurance systems to obtain Materials delivered promptly that comply with the Agreement. Modern supply chain practices mean that deliveries are usually delivered straight into bulk storage and subsequent processes, including resale to customers with the minimum of checks. Seller was selected partly on its ability to meet this requirement. Therefore if Seller breaches the warranty set out in clause 12.1 or otherwise fails to perform its obligations under the Agreement, Buyer shall, without prejudice to any other rights or remedies available to Buyer and any other measures of damages, be entitled to compensation from Seller to put Buyer in the position it would have been in had Seller complied with its obligations under the Agreement, including:

12.3.1 if required by Buyer promptly replacing the Materials in question with Materials acceptable to Buyer at no extra cost; and

12.3.2 indemnifying Buyer for all Losses suffered by Buyer to the extent they are foreseeable at the date of the Agreement, including disposal costs of the Materials not complying with clause 12.1, additional analytical costs, additional transport costs, disposal and replacement of contaminated bulk storage, tank cleaning costs and recall from and compensation to customers.

12.4 Each party warrants that it and its employees, contractors and agents shall conduct themselves in such a way as to comply with the policies of the other party relevant to the delivery of the Materials (including policies on safety health and environment, alcohol and drugs and harassment in the workplace) and acknowledge that behaviour which is incompatible with these policies may be treated by the other party as a material breach of these Conditions. Copies of the policies of each party, as amended from time to time, are available on request.

12.5 If and to the extent that a party has provided or caused to be provided a container for delivery of Materials into such container, such party shall be responsible for ensuring that such container is clean and suitable prior to loading of the Materials. Mere receipt of a tank-cleaning certificate shall not discharge the obligation of such party.

12.6 THE WARRANTIES PROVIDED IN THIS CLAUSE 12 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 4
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

PURPOSE. NO STATEMENTS MADE BY SELLER’S EMPLOYEES OR REPRESENTATIVES, OR IN ANY MATERIALS PREPARED BY OR FOR SELLER, OR IN RESPONSE TO ANY INQUIRIES FROM BUYER WILL CONSTITUTE EXPRESS OR IMPLIED WARRANTIES BY SELLER.

12.7 THE WARRANTIES PROVIDED IN THIS CLAUSE 12 ARE FOR THE SOLE BENEFIT OF BUYER AND ITS SUCCESSORS, WHO IS THE FIRST PURCHASER PURCHASING MATERIALS DIRECTLY FROM SELLER AND DOES NOT EXTEND TO ANY SUBSEQUENT TRANSFEREE OR PURCHASER OF THE MATERIALS. BUYER WILL NOT PROVIDE ANY REPRESENTATIONS OR WARRANTIES ON BEHALF OF SELLER.

13 INTELLECTUAL PROPERTY

13.1 Seller warrants that:

13.1.1 neither the Materials supplied under these conditions nor any device or processes embodied in them constitutes or involves an infringement of any Intellectual Property Rights of any third party;

13.1.2 the Materials shall be delivered free of the rightful claim of any third party by way of the infringement or alleged infringement of the Intellectual Property Rights of any such third party; and

13.1.3 the Materials may be used or sold free of any rightful claim of any third party by way of the infringement or alleged infringement of the Intellectual Property Rights of any such third party but only insofar as Seller was aware at the time of supply of the use Buyer intended to make of the Materials.

13.2 Seller shall defend, indemnify and hold harmless Buyer, the Buyer Affiliates and their successors and assigns, against any and all claims, demands, losses, costs or liability arising out of or resulting from Seller’s breach of the warranty in clause 13.1. This clause 13 shall survive the termination or expiry of the Agreement howsoever arising.

14 INDEMNITY

14.1 Seller Indemnification. Seller shall defend, indemnify and hold Buyer and its Affiliates harmless against any and all claims, demands, proceedings, losses, damages, liabilities, deficiencies and costs (“Claims”) to the extent arising out of: (i) any breach of this Agreement by Seller; (ii) any negligence or willful misconduct of Seller; and/or (iii) any patent infringement or infringement of any other intellectual property rights with respect to the Product(s) and/or Seller’s manufacturing processes. Buyer shall promptly notify Seller of any such Claims, shall reasonably cooperate with Seller in the defence of such Claims, and shall permit Seller to control the defence and settlement of such Claims, all at Seller’s cost and expense.

Buyer Indemnification. Buyer shall defend, indemnify and hold Seller harmless against any and all Claims to the extent arising out of the use of the Material(s) by any person, except to the extent that such Claims are (i) the result of any breach of this Agreement by Seller, or (ii) the result of any defect in the Material(s) or (iii) caused by the negligence or willful misconduct of Seller. Seller shall promptly notify Buyer of any such Claims, shall reasonably cooperate with Buyer in the defence of such Claims, and shall permit Buyer to control the defence and settlement of such Claims, all at Buyers’ cost and expense.

Where personal injury, death, or loss of or damage to property is the result of the joint negligence or misconduct of the parties, the parties expressly agree to indemnify each other in proportion to their respective shares of such joint negligence or misconduct.

14.2 In the event Buyer has access to a third party facility (including, without limitation, a Facility) in connection with this Agreement, Buyer’s access may be exercised by Buyer’s contractors or Carriers authorized under clause 28, in which case Buyer shall be responsible for the acts or omissions of its contractors and Carriers. Buyer shall indemnify, protect and hold harmless Seller from Claims asserted against Seller due to the (A) acts or omissions, (B) failure to comply with laws or governmental regulations, or (C) failure to comply with the requirements and procedures of a Facility, by Buyer’s contractors or Carriers.

14.3 This agreement to indemnify the other party shall not be negated or reduced by virtue of the denial of insurance coverage by parties or Carrier’s insurers of the occurrence or event which is the subject matter of the claims, and/or refusal to defend the insured party. The other party shall have the right, but not the duty, to participate in the defense of any claim or litigation with attorneys of its own selection.

14.3 This clause 14 shall survive the termination or expiry of the Agreement howsoever arising.

15 INTENTIONALLY OMITTED

16 HEALTH, SAFETY AND THE ENVIRONMENT

16.1 Seller shall comply with all relevant health, safety and environmental laws relating to the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 5
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

Agreement, Buyer, its employees, contractors, and agents (including hazard identification and mitigation, personal protective equipment, electrical safety, radiation safety, waste management, chemical handling, exposure to noise, use of safe work practices, obtaining all required permits and licenses, and making all required notifications and reports).

16.2 Seller shall comply with all applicable regulations and other legal requirements (including all health and safety rules and regulations and other regulatory and security requirements) concerning the manufacturing, packaging, packing, delivery, sale and supply of the Materials and shall ensure that complete and adequate information is given to Buyer sufficiently before the first delivery of the Materials under the Agreement as to any condition necessary to ensure that the Materials are safe and without risks to the health and safety of any persons when properly used.

16.3 Seller shall comply with all applicable legal and regulatory requirements and all appropriate non-statutory codes of practice and guidance notes issued by government authorities relating to the safe and lawful supply and receipt of the Materials and best industry standards.

16.4 Seller shall (where requested by Buyer) provide all such documentation and information as Buyer shall reasonably request regarding Seller’s compliance with Seller’s obligations in clauses 16.1, 16.2 and 16.3 (including the methods Seller uses to identify and minimise health, safety and environmental hazards).

16.5 Seller shall keep Buyer indemnified against any and all Losses suffered or incurred by Buyer as a result of or in connection with any breach by Seller of this clause 16.

17 BUSINESS ETHICS

17.1 Seller shall ensure that neither it nor Seller’s employees and agents and subcontractors shall act in conflict with the best interest of Buyer, Buyer Affiliates and their employees, families or third parties in connection with the Agreement, and in particular shall:

17.1.1 not purport to or violate any law or other legal requirement on behalf of Buyer or any of the Buyer Affiliates;

17.1.2 ensure that all invoices and accounts relating to the Agreement are full and accurate, and that any payments received from Buyer are received exclusively on Seller’s own account and that no part in any way is transferred or promised to any representative of any government or political party; and

17.1.3 not offer, make or accept any substantial gifts extravagant entertainment or any payments or benefits from or to any of Buyer, Buyer Affiliates and their employees, their families or third parties concerned with the Agreement.

17.2 Seller’s obligation in clause 17.1 shall include establishing appropriate precautions or policies to prevent its representatives from making or offering gifts; providing entertainment, or paying loans or other consideration for the purpose of influencing any act or decision of any of Buyer, Buyer Affiliates and their employees, their families or third parties concerned with the Agreement.

18 BRIBERY AND CORRUPTION

18.1 Seller agrees with Buyer that it shall and that it shall procure that its employees, officers, agents, sub-contractors and any other person who performs services for Seller in relation to the Agreement shall comply with all applicable laws, statutes, regulations and codes relating to bribery and other corruption including the Foreign Corrupt Practices Act and Seller shall at Buyer’s request and cost, provide Buyer with any reasonable assistance to enable Buyer to perform any activity required by any relevant government or agency for the purpose of complying with such anti bribery and corruption requirements.

18.2 Seller represents and warrants to Buyer that Seller and its employees, officers, agents, sub-contractors and any other person who performs services for Seller has not bribed or attempted to bribe and shall not bribe or attempt to bribe Buyer or any of Buyer’s employees, officers, agents, representatives, affiliates or persons acting on Buyer’s behalf.

19 INSURANCE

19.1 Each party shall maintain in force (with a reputable insurance company) professional indemnity insurance, product liability insurance and public liability insurance sufficient to cover the liabilities that may arise under or in connection with the Agreement and shall (upon the request of the other party) produce both the insurance certificate giving details of cover and the receipt for the current year’s premium in respect of each insurance.

19.2 The insurance specified in this clause 19 shall extend to indemnify each party against any claim for which the other party or any employee, agent or subcontractor of the other party may be legally liable under the Agreement.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 6
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

19.3 If either party shall fail upon request to produce to the other party satisfactory evidence that there is in force any of the insurances required under these conditions then and in such case the other party may effect and keep in force any such insurance and pay such premium or premiums that may be necessary for the purpose and from time to time deduct the amount so paid from any monies due or which may become due to the party or recover the same as a debt due from the party.

20 USE OF BUYER’S NAME

Seller agrees that it shall not use Buyer’s name in any promotional material, advertising, leaflet or brochure or upon termination or expiry of the Agreement suggest a continuing association with Buyer without Buyer’s prior written consent.

21 ENTIRE CONDITIONS, SEVERABILITY, AMENDMENTS, WAIVERS AND RIGHTS

21.1 The Agreement constitutes the entire agreement between the parties in relation to the subject matter of the Agreement and supersedes any previous Agreement, Agreement or agreement whether written or oral between the parties in relation to that subject matter.

21.2 If any term or other provision of the Agreement is held by any competent authority to be invalid, illegal or unenforceable, then all other terms and provisions or unaffected parts of it or any other part of it shall remain valid and enforceable so long as the economic or legal substance of the transactions contemplated by it is not affected in any manner adverse to any party.

21.3 The Agreement shall not be assigned by either party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed, except that Buyer may without consent assign in whole or in part to a Buyer Affiliate or to a successor in business. Notwithstanding the foregoing, each party may assign this Agreement to any person or entity acquiring all or substantially all of the assets of the respective party without the prior written consent of the other party.

21.4 No amendment or variation of the terms of the Agreement shall be effective unless it is in a written document signed by both parties.

21.5 No failure, delay, relaxation or indulgence in exercising or non-exercise by either party of any of its rights under or in connection with the Agreement shall operate as a waiver or release of this right then or in the future. Any such waiver or release must be specifically granted in writing signed by the party granting it and shall:

21.5.1 be confined to the specific circumstances in which it is given and to which it relates;

21.5.2 not affect any other enforcement of the same or any other right; and

21.5.3 be revocable at any time in writing unless it is expressed to be irrevocable.

21.6 The rights and remedies of each party under the Agreement shall be cumulative, in addition to and not exclusive of any rights or remedies of that party under law. Each party may exercise each of its rights as often as it shall think necessary. Any right or remedy expressly included in any provision of the Agreement (or the exercise thereof) shall not be considered as limiting Buyer’s rights or remedies under any other provision of the Agreement or otherwise (or the exercise thereof).

21.7 Nothing in the Agreement is intended to, or shall be deemed to, establish or imply any partnership, joint venture, employment, agency or fiduciary relationship between the parties. Neither party shall have, nor represent that it has, any authority to make or enter into any commitments on behalf of the other party or otherwise bind the other party in any way.

22 NOTICES

Except as specifically provided otherwise in the Agreement, any notice, demand or other communication shall be in writing and may be serviced only by sending it by pre-paid recorded delivery, registered post or by delivering it personally to the address set out on the front page of the Agreement and shall be deemed duly served 2 Working Days after posting and in proving service of the same it shall be sufficient to prove that such letter was properly addressed at the address referred to above and delivered to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post letter. For the avoidance of doubt, notice given under the Agreement shall not be validly served if sent by e-mail. The provisions of this clause 22 shall not apply to the service of any proceedings or other documents in any legal action.

23 THIRD PARTY RIGHTS

The parties agree that Buyer Affiliates may (with the intention to confer a benefit on them) in their own right enforce the Agreement, so that they shall be able to buy Materials from Seller on the same terms and conditions as Buyer. Other than that, nothing in the

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 7
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

Agreement is intended to confer any benefit on any third party (whether referred to by name, class, and description or otherwise) or any right to enforce a term contained in the Agreement.

24 REACH and CLP Regulations – Demo Phase

24.1 During the Demo Phase, the Buyer guarantees that all Materials supplied to Buyer are fully compliant with REACH and CLP. In particular, all Materials supplied must have been registered with ECHA by the deadline appropriate to the tonnage and must be provided with accurate and compliant safety data sheets.

24.2 During the Demo Phase, the Buyer guarantees that Buyer’ end-uses for Materials have been included in the REACH registration dossiers submitted to ECHA. The Buyer shall inform Seller of any known end-uses that were not included in the submitted dossier, or were rejected by ECHA.

24.3 During the Demo Phase, the Buyer shall inform Seller of any potential change in the REACH status of Materials they supply to Buyer, such as Member States asking for products to be placed on the candidate list for consideration as “substances of very high concern”.

25 REACH and CLP Regulations – Commercial Offtake Phase

25.1 During the Commercial Offtake Phase, the Seller guarantees that all Materials supplied to Buyer are fully compliant with REACH and CLP. In particular, all Materials supplied must have been registered with ECHA by the deadline appropriate to the tonnage and must be provided with accurate and compliant safety data sheets.

25.2 During the Commercial Offtake Phase, the Seller guarantees that Buyer’ end-uses for Materials have been included in the REACH registration dossiers submitted to ECHA. The Seller shall inform Buyer of any known end-uses that were not included in the submitted dossier, or were rejected by ECHA.

25.3 During the Commercial Offtake Phase the Seller shall inform Buyer of any potential change in the REACH status of Materials they supply to Buyer, such as Member States asking for products to be placed on the candidate list for consideration as “substances of very high concern”.

26 FORCE MAJEURE

In the event either party is rendered unable, wholly or in part, to perform its obligations under the Agreement (other than to make payments due under the

Agreement) due to acts of God, floods, fires, explosions, extreme heat or cold, earthquake or storm, strikes, lockouts or other industrial disturbances, wars, acts of terrorism or sabotage, or any law, rules, order or action of any court or instrumentality of the federal or any state government, or for any other cause or causes beyond its reasonable control, it is agreed that upon such party’s giving notice and full particulars of such force majeure to the other party, the obligations of the party giving such notice shall be suspended from the date of the other party’s receipt of such notice and for the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “force majeure” shall not apply to those events merely making it more difficult or costly for either party to perform their obligations under the Agreement. It is further agreed that at the conclusion of any force majeure event, neither party shall have any obligation to the other with respect to any quantities of Materials not delivered as a consequence of such force majeure event. No condition of force majeure shall operate to extend the terms of the Agreement.

27 [**]

28 FACILITY ACCESS AND INSURANCE

Each transport truck/tank car or agent appointed by Buyer (“Carrier”) shall first be approved in writing by Seller, in its sole discretion, as a condition to Facility access. Such approval shall remain in effect until (i) revoked by Seller, in its sole discretion, or (ii) Seller receives written notice of revocation from Buyer. Buyer and its designated Carriers shall comply with (a) all applicable governmental and local authority regulations, (b) all operating and safety procedures of Seller, and (c) any other applicable requirements of whatever nature in force at the Facility. It shall be the absolute responsibility of Buyer and each Carrier to fully understand, and comply with, the requirements of the Facility current at all times this Agreement is in effect. Notwithstanding anything to the contrary express or implied in the Agreement, if any Carrier nominated by the Buyer does not comply with the foregoing provisions or any of them, Seller may refuse to connect or load the Carrier in question. Buyer shall cause its Carriers who will be accessing the Facility in connection with this Agreement to carry and maintain, at its sole expense, with reliable insurance companies acceptable to Seller and authorized to do business in the state or area in which the Facility is located, at least the minimum insurance coverage as required by each party in clause 19.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 8
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR SUPPLY AGREEMENT

29 CLAIMS

Any controversy or claim regarding the quality or quantity of Materials is time-barred unless Buyer submits written notice thereof to Seller within ten (15) days of delivery of Materials. Further, any actions to enforce any rights or obligations under the Agreement must be filed in court against the other party no later than one (1) year after the date on which the alleged breach of the Agreement occurred.

30 GOVERNING LAW AND JURISDICTION

30.1 The Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes and/or claims) shall be governed by and construed in accordance with New York law (excluding any conflict-of-laws, rules or principles which may refer the laws of the State of New York to the laws of another jurisdiction).

30.2 Each party irrevocably agrees that the federal courts located in the Borough of Manhattan in New York, New York shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the Agreement or its subject matter or formation (including non-contractual disputes or claims).

30.3 In the event that any dispute or claim of any sort arising out of this Agreement and or any dispute or claim concerning competent court and/or jurisdiction and/or execution of any award granted by a foreign court or arbitration panel should lie in a jurisdiction in which trial by jury is standard or may be demanded, each of the parties irrevocably waives any right to demand or request a trial by jury, and agrees to take such further action as it is necessary to petition or apply for a trial without a jury.

31 COSTS; EXPENSES AND ATTORNEYS’ FEES

If either party commences any action or proceeding against the other party to enforce or interpret this Agreement, the prevailing party in such action or proceeding, upon entry of a final unappealable decision , shall be entitled to recover from the other party the actual costs, expenses and reasonable attorneys’ fees (including all related costs and expenses), incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit A to	Page 9
Supply Agreement
Terms and Conditions for Supply Agreement

EXHIBIT B

PRODUCT SPECIFICATIONS FOR RENEWABLE ISOOCTANE

Product Specifications

Product Code: IBF007

Product Description: Renewable Isooctane

Synonyms: 2,2,4-Trimethylpentane 2,3,4-Trimethylpentane	Chemical Formula: C8H8

Molecular Weight: 114.23	CAS Number: Mixture 540-84-1 & 565-75-3

Physical Properties	Methods	Specification	Units

Appearance at 60°F (15°C)	Visual	Bright and Clear

Density at 60°F (15°C)	ASTM D4052	Report	kg/m3

Bio Content**	ASTM D6866	>90%	%m/m

Water (mg/kg)	ASTM D6304	<150	ppm

Olefin	ASTM D1319	<5.0%	vol %

Sulfur Content (mg/kg)	ASTM D5453	<10.0	ppm

Reed Vapor Pressure	ASTM D5191-13	Report	psi

Research Octane Number (RON)	ASTM D2699	>95

GC Analysis – C8	Gevo F36	>95%	wt%

Note: All material will be made from renewable isobutanol.

**	At this point we do not analyze each batch of isooctane for compliance to the bio content specification. Periotic testing is completed to confirm the process is within control and producing with in specification material. Significant changes in production operations shall be cause for recertifying these limits with every batch.

Gevo, Inc.  |  345 Inverness Drive South, Building C, Suite 310 | Englewood, CO 80112 | Tel: (303) 858-8358 | Fax: (303) 858-8431 | www.gevo.com

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit B to	Page 1
Supply Agreement
Product specifications for renewable isooctane

EXHIBIT C

PRODUCT SPECIFICATIONS FOR HIGH OCTANE PARAFFINIC HYDROCARBONS

Product Specifications

Product Code: IBF003

Product Description: High Octane Paraffinic Hydrocarbons

Synonyms:	Chemical Formula:
Butane Homopolymers	Paraffins

Molecular Weight:	CAS Number:
Mixture	Mixture

Physical Properties	Methods	Specification	Units

Appearance at 60°F (15°C)	Visual	Bright and Clear

Density at 60°F (15°C)	ASTM D4052	Report	kg/m3

Bio Content	ASTM D6866	>85%	%m/m

Water (mg/kg)	ASTM D6304	<150	ppm

Olefin	ASTM D1319	<5.0%	vol %

Sulfur Content (mg/kg)	ASTM D5453	<10.0	ppm

Reed Vapor Pressure	ASTM D5191-13	Report

Research Octane Number (RON)	ASTM D2699	>95

GC Analysis – C8	Gevo F36	>80%	wt%

Note: All material will be made from renewable isobutanol.

Gevo, Inc.  |  345 Inverness Drive South, Building C, Suite 310 | Englewood, CO 80112 | Tel: (303) 858-8358 | Fax: (303) 858-8431 | www.gevo.com

[**] - Indicates certain information has been redacted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

Exhibit C to	Page 1
Supply Agreement
Product specifications for high octane paraffinic hydrocarbons